Exhibit 10.1

EMPLOYMENT AGREEMENT

Employee name:	Travis Vrbas	Effective Date:	March 10, 2008

Brooke Corporation, a Kansas corporation (“Brooke”), and the individual named above (“Employee”), by their signatures below and in consideration of the following recitals, representations and covenants, agree to be bound by this Employment Agreement (this “Agreement”). This Agreement is effective as of the date entered above (the “Effective Date”).

1. Recitals.

1.1. Employee wants to be employed by Brooke in the business of (as applicable) (1) franchising, consulting with and lending money to insurance agencies and funeral homes; (2) insurance brokerage; (3) purchasing, owning, operating and lending money to insurance companies; and (4) purchasing, owning and operating banks and savings and loans (as further defined in Section 12.1, collectively, “Brooke’s Business”).

1.2. Employee, as a result of such employment, shall be trained in Brooke’s business procedures and shall have access to proprietary information belonging to Brooke such as technical information, customer lists, pricing practices and other business information.

1.3. Employee agrees that Brooke has developed favorable goodwill with customers and the business community; and Brooke wishes to safeguard its goodwill and proprietary information.

2. Employment. Brooke shall employ Employee, and Employee accepts such employment, starting as of the Effective Date and subject to the terms of this Agreement. Employee is not being employed for a set term. Employee is an employee at-will and shall remain so during the term of this Agreement. Either Employee or Brooke may terminate such employment at any time, with or without cause.

3. Job Description. Employee’s job description and title shall be as provided in Exhibit A. Employee shall report to the person designated in Exhibit A. Employee shall perform all duties assigned by Brooke, not just those described in Exhibit A. Brooke may change Employee’s job description, title and job duties, and may change the person or persons to whom Employee reports, at any time and from time to time, without the need to amend this Agreement.

4. Base Salary. Brooke shall pay Employee the base salary indicated in Exhibit A (less withholding for taxes, expenses, benefit charges and other amounts as allowed under applicable contract or law) in such installments as is consistent with Brooke’s payroll practices (“Base Salary”). References to “base salary” do not imply, or entitle Employee to, any income after the date Employee’s employment with Brooke is terminated (the “Termination Date”). The amount of Base Salary may be reviewed and changed by Brooke from time to time, and such changed amount shall become Base Salary without the need to amend this Agreement.

5. Benefits. Brooke shall provide to Employee such benefits, in such amounts and with such withholding and charges to Employee as are required by law and consistent with Brooke’s benefit policies as applied to personnel of managerial level and duties comparable to Employee’s. The types, amounts and charges applicable to benefits may be changed by Brooke from time to time, and such changes shall apply to Employee without the need to amend this Agreement. Any professional errors or omissions coverage provided by Brooke for Employee, and any obligation to pay Employee earned performance bonuses or other bonus or incentive compensation shall cease upon the Termination Date. If Brooke is explicitly required under this Agreement or otherwise agrees to make post-termination payments to Employee or to provide post-termination benefits to Employee, Brooke shall not be obligated to make such payments or to provide such benefits (except as may be required by law) for so long as the Noncompetition Obligation (as defined in Section 12.2) and Employee’s other obligations to Brooke under this Agreement (collectively, “Employee Obligations”) are in breach. All benefits provided to Employee shall be subject to the terms and conditions of the plans, agreements, contracts, insurance policies and other documents governing such benefits and the same may be amended by Brooke from time to time without the need to amend this Agreement.

Employment Agreement	Page 1 of 6

6. Reimbursement. Brooke shall reimburse Employee those ordinary and customary expenses incurred by Employee in performance of Employee’s duties. Brooke shall reimburse other expenses incurred by Employee as Brooke may pre-approve in Brooke’s absolute discretion. Employee shall comply with Brooke’s expense reimbursement policies.

7. Compliance. Employee shall comply with Brooke’s policies, including without limitation those policies described in Brooke’s employee handbook. If any such policy conflicts with this Agreement, that provision of either such policy or this Agreement which provides Brooke the most protection or the most rights shall govern. Employee has fully and truthfully completed all required employment-related applications and forms. Brooke may change its policies, the employee handbook and such applications and forms from time to time, and such changed items shall apply to Employee without the need to amend this Agreement.

8. Reportable Events. Employee represents that no event listed in Item 401(f) of Regulation S-K has occurred in the last five years. This Section 8 applies to Employee whether or not Employee is or becomes an executive officer of Brooke or any Brooke affiliate. If Employee expects such an event or if such an event occurs during the term of this Agreement, Employee shall immediately contact the Brooke Legal Department with the relevant facts and circumstances and copies of the relevant documents. The following are events listed under this regulation:

•	Filing of a voluntary or involuntary bankruptcy or state insolvency law petition.

•	Appointment of a receiver over Employee’s assets.

•

Filing of such a petition for, or such appointment of a receiver over the assets of, any partnership, limited liability company or corporation for which Employee served as a general partner or executive officer within the two years preceding such filing or appointment.

•

Any order preventing or limiting Employee from acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant or any other person regulated by the Commodity Futures Trading Commission; or an associated person of any of the foregoing; or as an investment adviser, underwriter, broker or dealer in securities; or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company.

•

Any order preventing or limiting Employee from engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

•	Any order preventing or limiting Employee from engaging in any other business activity.

•	A conviction in a criminal proceeding or being named a subject of a pending criminal proceeding, excluding traffic violations and other minor offenses.

•	A conviction in a civil proceeding under Federal or state securities or commodities laws or being named a subject of a pending civil proceeding under such laws.

9. No Conflicting Activity. While employed by Brooke, Employee shall not be employed in or otherwise engage in any occupation, consulting, counseling or other activity, whether or not for profit, relating to Brooke’s Business or which prevents or is likely to prevent Employee from devoting substantially all of Employee’s working time to Employee’s duties as a Brooke employee. If professionally licensed as described in Section 10, Employee shall not be employed in or otherwise engage in such profession on behalf of any client or potential client, including non-paying or charitable clients, without the prior written consent of Employee’s supervisor.

10. Professional Licenses. Employee shall be licensed and in good standing in such professions and in such jurisdictions as are reasonably required for Employee’s duties as a Brooke employee. Brooke shall reimburse Employee’s reasonable out-of-pocket

Employment Agreement	Page 2 of 6

expenses required to maintain such licenses and to be so licensed in any additional jurisdictions as are required by Employee’s duties as a Brooke employee. Employee shall notify Brooke within three calendar days if Employee becomes unlicensed or is no longer in good standing, or if any action is taken to revoke Employee’s license or good standing, in such professions and in such jurisdictions as are reasonably required for Employee’s duties as a Brooke employee.

11. Confidential Information. Employee shall not disclose, either during or subsequent to employment by Brooke, any Confidential Information to anyone other than authorized employees and agents of Brooke, or others to the extent they need Confidential Information to further Brooke’s interests as authorized by Brooke. Employee shall not take possession of, remove from premises or transport Confidential Information, except as reasonably required to carry out Employee’s duties to Brooke. Employee shall not retain originals, copies, summaries or transliterations of Confidential Information after the Termination Date. These obligations shall be in addition to Employee’s obligation to protect such information under the rules and standards of Employee’s profession, as applicable.

11.1. Types of Information Protected. “Confidential Information” means all information normally considered to be of a proprietary or confidential nature belonging or pertaining to Brooke, Brooke’s affiliates, franchisees, transacting parties, customers and employees. Confidential Information shall include without limitation any listing of, rented or owned electronic database containing or other information relating to, products, services, loans, processes, designs, customers, customer leads or contacts, borrowers, lenders, purchasers of loans, insurance companies, policy expiration, business plans, marketing plans, strategies, budgets, financial data, research data, pricing information, projections, acquisition or divestiture plans, franchise agents, brokers/producers, employees or personnel changes.

11.2. Exceptions. Notwithstanding the restrictions above, Employee may disclose or use Confidential Information to the extent (1) required to do so by a court of law, government agency or administrative or legislative body; (2) required to do so under the rules and standards of Employee’s profession, as applicable; and (3) such information becomes generally known to the public or trade without breach by Employee. The fact that Employee may produce Confidential Information while employed shall in no way limit Employee’s obligations under this Section 11.

12. Noncompetition.

12.1. Covenant. In consideration for the concurrent grant by Brooke to Employee of access to Brooke’s proprietary and confidential information; for employment by Brooke or, if Employee is a current Brooke employee, continued employment by Brooke; and for other consideration the receipt and sufficiency of which is hereby acknowledged by Employee, for a period of two years following the Termination Date, Employee shall not (1) be a director, officer, employee, principal agent or consultant with any competitors of Brooke specified as of the Termination Date (“Competitors”); or (2) similarly participate in any business which competes with any part of Brooke’s Business. “Brooke’s Business” shall include, in addition to those lines of business described in Section 1.1, any other line of business of Brooke or its affiliates accounting for ten percent or more of Brooke’s consolidated gross revenues in Brooke’s fiscal year completed on or most recently before the Termination Date.

12.2. Exceptions. If Employee is terminated as a result of a reduction in workforce by Brooke, Employee shall be relieved from complying with the provisions of this Section 12 (the “Noncompetition Obligation”). In addition, Employee may be relieved, in whole or in part, from complying with the Noncompetition Obligation by: (1) making written application to Brooke’s Human Resources Department for an exception to the Noncompetition Obligation stating clearly Employee’s prospective employer, address, immediate supervisor, duties and position and including a detailed description of Employee’s current duties and position with Brooke; (2) receiving a written exception from Brooke; and (3) providing Brooke, upon it’s reasonable request from time to time, with verification that Employee’s duties and position with Employee’s new employer remain as stated in the written application previously submitted to Brooke. Employee’s obligation to provide Brooke with such verifications shall continue for the term of the Noncompetition Obligation.

Employment Agreement	Page 3 of 6

13. Non-Solicitation.

13.1. Non-Solicitation of Employees. For two years following the Termination Date, Employee shall not for any reason solicit or induce, or assist anyone else in the solicitation or inducement of, (1) any of Brooke’s then-current employees for the purpose of terminating such person’s employment with Brooke; or (2) anyone to cease his or her business relationship with Brooke.

13.2. Non-Solicitation of Customers. For two years following the Termination Date, Employee shall not seek or solicit business or orders from any person or entity that is or has been a customer or client of Brooke at any time during the three years preceding the Termination Date.

14. Duration and Scope of Restrictive Covenants. Brooke and Employee agree that the duration and geographic scope of Sections 12 and 13 are reasonable. In the event that any court of competent jurisdiction determines that the duration of the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, Brooke and Employee agree that the provision shall remain in full force and effect for the greatest lesser time period and in the greatest lesser area that would not render it unenforceable.

15. Dispute Resolution.

15.1. Mediation. Subject to Section 15.8, any dispute, claim or controversy arising out of or relating to (1) the employment relationship between Brooke and Employee; (2) this Agreement; or (3) the breach, termination, enforcement, interpretation or validity of this Agreement, including without limitation the determination of the scope of applicability of this Agreement (collectively, “Dispute”), and which Employee and Brooke are not able to resolve themselves by negotiation, shall be submitted to mediation to attempt to resolve such Dispute prior to submitting to binding arbitration.

15.1.1. Procedure. The parties shall select an independent mediator to hear the Dispute, or failing that, shall select an independent mediator from a list of neutral arbitrators provided by the American Arbitration Association (“AAA”). If the parties cannot agree on an independent mediator, the local Bar Association where the Base Office is located shall select an independent mediator. The parties shall then promptly agree with the mediator as to the time and place of the mediation, who shall attend and participate in the mediation and what information and items shall be exchanged before the mediation. The parties shall participate in the mediation in good faith.

15.2. Arbitration. If a Dispute is not resolved within 45 days from the earlier of its submission to mediation or the date on which a party first receives written notice from the other party of the nature and related facts and circumstances of the Dispute, any mediation shall terminate and the parties shall be subject to final and binding arbitration before one arbitrator. The arbitration shall be held in the Brooke Office from which Employee was most recently based (the “Base Office”), or if such office is then closed or is insufficient to such purpose, the next-nearest and sufficient Brooke office. The arbitrator may not be a person who previously mediated the Dispute and shall be selected by the parties according to the provisions set forth in the AAA National Rules for the Resolution of Employment Disputes in effect when the demand for arbitration is filed. In the event any applicable rules or procedures adopted by the AAA conflict with this Agreement the terms of this Agreement shall govern.

15.2.1. Procedure. The arbitration shall be administered by AAA (1) pursuant to its Employment Arbitration Rules & Procedures and its Policy on Employment Arbitration Minimum Standards of Procedural Fairness; and (2) in accordance with the state or federal law that would be applied by a United States District Court for the district encompassing the Base Office. The arbitrator shall have no authority to add to, detract from, change, amend or modify existing law and shall be bound to follow the substantive law applicable to the Dispute. Final judgment of the arbitrator shall be given in writing and may be entered in a court having jurisdiction thereof.

15.3. Extension of Employee Obligations. The term of Employee Obligations under Sections 12 and 13 shall be extended for any period of time required to enforce such obligations by settlement, mediation, arbitration, litigation or threat of same.

Employment Agreement	Page 4 of 6

15.4. Provisional Remedies. Nothing in this Section 15 shall prevent a party seeking provisional remedies in aid of mediation or arbitration from a court of appropriate jurisdiction.

15.5. Injunctive Relief. Brooke’s damages upon a breach of any Employee Obligation would be impossible to determine, and no adequate remedy at law would be available. Employee therefore agrees that upon a breach of Employee Obligations, in addition to any other relief to which Brooke may be entitled, Brooke shall be entitled to enforce any or all of the defaulted Employee Obligations by injunctive or other equitable relief ordered by any court of competent jurisdiction.

15.6. Waiver. By signing this Agreement, each party voluntarily, knowingly and intelligently waives any right it may otherwise have to a jury trial or to seek remedies in court or other forums.

15.7. Claims Covered. Disputes subject to this Section 15 include without limitation (1) the enforceability or validity of this Agreement and the arbitrability of claims under it; (2) claims for wages or other compensation; (3) claims for breach of contract or covenant, express or implied; (4) tort claims; (5) claims for discrimination or harassment on bases which include without limitation race, gender, sexual orientation, religion, national origin, age, disability, medical condition or ancestry; (6) claims for benefits; (7) claims under (a) Title VII of the Civil Rights Act of 1964, (b) the Civil Rights Act of 1991, (c) the Age Discrimination in Employment Act of 1967, (d) 42 U.S.C. §§ 1981, 1981a, 1983, 1985, or 1988, (e) the Family and Medical Leave Act of 1993, (f) the Americans with Disabilities Act of 1990, (g) the Rehabilitation Act of 1973, (h) the Equal Pay Act, (i) the Occupational Safety and Health Act, (j) the Fair Labor Standards Act of 1938, and (k) the Employee Retirement Income Security Act of 1974, as such laws may be amended from time to time; and (8) violation of or compliance with any other federal, state, local or other constitution, statute, ordinance, regulation or public policy.

15.8. Claims Not Covered. Claims and controversies not covered by the requirements for mediation and arbitration in this Agreement include (1) claims for workers’ compensation benefits or unemployment compensation benefits; (2) claims resulting from the default of any obligation of Brooke or Employee under a loan agreement; (3) claims for injunctive or other equitable relief for intellectual property violations, unfair competition or use or unauthorized disclosure of trade secrets or other Confidential Information; (4) breach or threats to breach the Noncompetition Obligation or Section 13 (non-solicitation); or (5) claims based upon a pension or benefit plan that either (a) contains an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply, or (b) is underwritten by a commercial insurer which decides claims. If there are multiple claims and controversies, only some of which are Disputes subject to this Section 15, each matter shall be resolved in the appropriate forum. By signing this Agreement, Employee is not waiving (1) any right to earned wages; or (2) any right to file a complaint with the U.S. Equal Employment Opportunity Commission or any other federal, state or local agency designated to investigate complaints of harassment, discrimination, other statutory violations or similar claims.

15.9. Costs. Each party shall bear its own costs of mediation, arbitration and litigation and shall share equally in the costs of the mediator and the arbitrator required by this Section 15.

16. Miscellaneous.

16.1. Consultation. Employee has had ample opportunity to discuss this Agreement with personal legal counsel and has used that opportunity to the extent desired.

16.2. Scope. The scope and effect of Employee Obligations shall be as broad as may be permitted under applicable law. Any Employee Obligation shall be ineffective if and to the extent that it purports to restrict Employee to a greater extent than permitted under applicable law, but shall remain in full force and effect to the extent that it is consistent with applicable law.

16.3. Prior Agreements. Employee Obligations are independent of any similar covenants agreed to by Employee and Brooke and may be enforced without regard to the enforceability or continued effectiveness of any such other covenants.

Employment Agreement	Page 5 of 6

16.4. Survival. Employee Obligations are continuing obligations and shall survive both the execution of this Agreement and the Termination Date. Other provisions of this Agreement that pertain to disputes or guide interpretation and enforcement shall also survive the Termination Date.

16.5. Subsequent Employers. So long as Employee Obligations are in effect, Employee hereby (1) consents to Brooke providing written notice to Employee’s subsequent employers of those Employee Obligations then in effect, which notice may include a copy of this Agreement; and (2) agrees to inform Brooke of the name and address of each such subsequent employer and the name, address and telephone number of a person at each such subsequent employer that Employee reports to.

16.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter. It supersedes any prior agreement or understanding between them, and it may not be modified or amended except by a writing executed by both parties. There are no oral understandings, promises or inducements between the parties.

16.7. Waiver. No waiver of a breach shall be construed as a waiver of a subsequent breach.

16.8. Assignment. Brooke may assign any or all of its rights and obligations under this Agreement from time to time upon notice to Employee. Employee may not assign any right or obligation under this Agreement and any attempt to do so shall be void from its inception.

16.9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the state where the Base Office is located.

16.10. Successors. This Agreement binds and benefits the parties and their respective successors in interest.

The parties have executed this Agreement below by their signature(s) or the signature(s) of their duly-authorized representatives.

Brooke Corporation		Employee

Signed:	/s/ Leland G. Orr	Signed:	/s/ Travis Vrbas
Printed name:	Leland G. Orr	Date:
Title:	President & CEO
Date:

Employment Agreement	Page 6 of 6

EXHIBIT A

to Employment Agreement

Employee name:	Travis Vrbas

Job title:	CFO, Treasurer & Asst. Secretary

Base salary:	$125,000/annual

Employee reports to:	President & Chief Executive Officer

Job description (below):

Office Location:	Phillipsburg, Kansas

Status of Employee:	Exempt

Job Hours per Week:	Generally 50+ hours per week

Days of the Week:	Monday-Friday, weekends as required by workload

Synopsis of Employee Role: To direct and oversee all financial activities of the corporation including preparation of current financial reports as well as summaries and forecasts for future business growth and general economic outlook.

Essential Job Functions:

•	Direct the preparation of all financial reporting functions including SEC reporting.

•	Oversee accounting function, budget preparation, and external audit functions. Meet regularly with the Board, CEO and executive management.

•	Direct preparation of and review reports to analyze projections of loan origination, profits, and other key matrices against actual figures.

•	Confer with CEO, other executives, and staff to coordinate and prioritize planning.

•	Study long-range economic trends and project company prospects for future growth in franchise market share, opportunities for acquisitions or expansion into new areas.

•	Work with lenders, investors, rating agencies and/or investment bankers to raise additional capital as required for expansion.

•	Present and participate in road shows, earnings calls and investor conferences.

•	Act as primary interface with audit committee of the Board.

•	Plan, develop, organize, implement, direct and evaluate the organization’s fiscal function and performance.

•	Evaluate and advise on the impact of long-range planning and introduction of new programs/strategies.

•	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

•	Provide technical financial advice and knowledge to management.

•	Provide strategic financial input and leadership on decision-making issues affecting the organization.

•	Be an advisor from the financial perspective on any contracts into which the corporation may enter.

•	Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group.

•	Employ appropriate policies, methods and systems to evaluate, measure, report and manage risks.

•	Perform other duties as assigned.

Exhibit A to Employment Agreement

Critical Skills/Qualifications:

•	Ability to synthesize complex or diverse information.

•	Ability to identify and resolve problems in a timely manner and gather and analyze information skillfully.

•	Ability and willingness to delegate work assignments, set expectations and monitor delegated activities.

•	Demonstrated ability to inspire and motivate others to perform well.

•	Ability to make timely decisions, exhibit sound and accurate judgment.

•	Strong work ethic, with the ability to adjust to varying demands.

•	Ability to work in a fast-paced growth environment.

•	Energetic, forward thinking and creative individual with demonstrated high ethical standards and an appropriate professional image.

•	Strategic visionary with sound management ability, technical skills, analytical ability and good judgment.

•	Well-organized and self-directed individual who is a team player.

•	Possess excellent verbal and written communication skills.

•	Excellent negotiation skills.

•	Decisive individual who possesses a “big picture” perspective and is well versed in systems.

•	Strong presentation and public speaking skills.

Education/Experience/Licensure:

•	CFO experience with a public company preferred

•	SEC reporting experience required

•	C.P.A. designation preferred

•	Knowledge of database and accounting computer application systems

•	Five to ten years of experience in financial management with increasing responsibilities of multi-faceted direction and planning

•	Public accounting experience with a Big Four preferred

•	SFAS 140 and SOX 404 experience a plus

•	Finance company experience a plus

Employee Signature	Date	Supervisor Signature	Date

Employment Agreement	Page 2 of 6